Exhibit 5.1

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October 13, 2009

India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, Maryland, 20814

Re:	Offer and Sale of Shares of Common Stock with an Offering Price of Up to $4,000,000

Ladies and Gentlemen:

We have acted as special counsel to India Globalization Capital, Inc, a Maryland corporation (the “Company”), in connection with the offer and sale of shares (the “Shares”) of the Company’s common stock (the “Common Stock”) with an aggregate offering price of up to $4,000,000, pursuant to a Registration Statement on Form S-3 (Registration No. 333-160993) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus included therein (the “Prospectus”), the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”) and a certain ATM Agency Agreement dated as of October 13, 2009 between the Company and Enclave Capital LLC, as sales agent (the “Agency Agreement”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated by the Commission.

In connection with this opinion, we have reviewed the Registration Statement, the Prospectus, the Prospectus Supplement, the Company’s charter documents, certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed that (i) the common stock certificates to be issued to represent the Shares (the “Share Certificates”) will conform to the specimen common stock certificate submitted to us, (ii) the Share Certificates will be duly executed by the Company and countersigned by the transfer agent therefor in accordance with Section 2-212 of the Maryland General Corporation Law (the “MGCL”), and (iii) the Company’s charter documents and its resolutions pertaining to the issuance of the Shares will not be amended, superseded, rescinded, repealed or otherwise modified prior to the issuance of the Shares.

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Shares upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Prospectus Supplement and the Agency Agreement will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the MGCL, all applicable provisions of the Maryland Constitution and those laws of the State of Maryland that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated. Insofar as the opinions expressed herein relate to matters governed by laws other than Opined on Law, we have assumed, without having made independent investigations, that such laws do not affect any of the opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit on Form 8-K to be filed by the Company on the date hereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

Very truly yours,

SEYFARTH SHAW LLP

/s/ Seyfarth Shaw LLP